Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 10, 2024 relating to the financial statements of NetApp, Inc. and the effectiveness of NetApp, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NetApp, Inc. for the year ended April 26, 2024.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

November 25, 2024